Exhibit 10(y)

NEWMONT MINING CORPORATION

Summary of Non-Employee Director Compensation and Benefits

Effective July 28, 2004

Description	Amount

Attendance Fees (per meeting)

Board or Committee Meeting	$1,500

Annual Cash Retainer

Payable quarterly in arrears	$40,000

Audit Committee Retainer

Payable quarterly in arrears	$5,000

Lead Director Retainer

Payable quarterly in arrears	$5,000

Annual Stock Award	$25,000

Pursuant to the 2000 Non-Employee Directors Stock Plan, $25,000 worth of Newmont stock payable following election/re-election as a director by the stockholders or at the time of appointment as a director by the Board. The stock awards will be increased to $50,000, contingent upon stockholder approval of the 2005 Stock Incentive Plan at the April 2005 Annual Meeting of Stockholders.

Committee Chairman Retainers

The Chairman of each standing committee of the Board will receive an annual cash retainer, paid quarterly in arrears, in the amount of $15,000 for the Chairman of the Audit Committee and $5,000 for the Chairman of each of the other committees.

Charitable Gift Programs

Matching Charitable Gift Program
Qualified cultural or charitable organizations or hospitals	$2,500 per year
Qualified educational organization	$5,000 per year
Non-Matching Charitable Gift Program
Contribution to be made in your name by Newmont to a qualified educational or charitable organization	$2,500 per year

Retirement

On retirement, at any time after attaining age 65, a director who was serving on the Board on January 27, 1999, and who is not entitled to a pension under Newmont’s pension plan, and who has served for at least ten consecutive years as a director of Newmont Mining Corporation or Newmont Gold Company, is entitled to be paid an annual sum of $50,000 for life.

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